NEWS RELEASE

For Immediate Release

BAYLAKE CORP. DECLARES DIVIDEND

Sturgeon Bay, Wisconsin -(PR Newswire) - December 11, 2007

Baylake Corp. (OTC BB: BYLK) announced that its Board of Directors on December 10, 2007 declared a quarterly dividend of $0.16 per share on the Company's common stock. This is the 113th consecutive quarterly dividend paid by Baylake Corp. The dividend is payable on January 2, 2008 to shareholders of record on December 17, 2007.

Baylake Corp., the holding company for Baylake Bank, serves Northeast and Central Wisconsin from 28 community financial centers throughout Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca and Waushara Counties.

Contact: John A. Hauser

(920)-743-5551

Source: Baylake Corp.